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                                                                    EXHIBIT 10.1


                                COASTCAST CORPORATION

                                         AND

                             UNITED STEELWORKERS OF AMERICA

                                      LOCAL 2018

                                        INDEX


SECTION                                                                    PAGE


AGREEMENT.................................................................   3

ARTICLE  1 Recognition....................................................   3

ARTICLE  2 Union Security.................................................   3

ARTICLE  3 Check Off......................................................   4

ARTICLE  4 Management Rights..............................................   5

ARTICLE  5 Wages..........................................................   5

ARTICLE  6 Probationary Employees.........................................   6

ARTICLE  7 Hours of Work..................................................   6

ARTICLE  8 Shift Premium..................................................   8

ARTICLE  9 Paid Rest Periods..............................................   8

ARTICLE 10 Seniority......................................................   9

ARTICLE 11 Leaves of Absence..............................................  12

ARTICLE 12 Safety and Health..............................................  14

ARTICLE 13 Holidays.......................................................  15

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ARTICLE 14 Vacations.....................................................   16

ARTICLE 15 Group Health and Welfare Insurance............................   18

ARTICLE 16 Pension Plan..................................................   18

ARTICLE 17 Strikes and Lockouts..........................................   18

ARTICLE 18 Grievance Procedure and Arbitration...........................   19

ARTICLE 19 Bulletin Boards...............................................   20

ARTICLE 20 Union Representation..........................................   21

ARTICLE 21 Union Committee and Stewards..................................   21

ARTICLE 22 Separability..................................................   21

ARTICLE 23 Termination...................................................   22

ARTICLE 24 Waiver and Entire Agreement...................................   22

APPENDIX A Company Rules of Conduct......................................   23

APPENDIX B Section 1 Group & Job Classification and Starting
           Rates of Pay..................................................   26

SIGNATURE PAGE...........................................................   27

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                                   AGREEMENT
                                   ---------

     THIS AGREEMENT is made and entered into this 12th Day of June 2000, between COASTCAST CORPORATION, referred to hereinafter as the "Company", and UNITED STEELWORKERS OF AMERICA, referred to hereinafter as the "Union".

     ARTICLE 1 - RECOGNITION

     The Company recognizes the Union as the sole collective bargaining agent on all matters pertaining to wages, hours and conditions of employment for all its production and maintenance employees employed by the Company at its 14831 Maple Avenue, Gardena, California 90247 plant. The agreement does not cover office employees, engineers, technicians, salesmen, tool room/die shop personnel and supervisors or foremen having the authority to hire or discharge, or recommend such action.

     There shall be no discrimination, interference, restraint, or coercion by the Company or any of its agents or by the Union or any activity in the Union, or any of its members because of sex, race, color, creed, qualified handicapped, or Vietnam era veteran status.

     ARTICLE 2 - UNION SECURITY

     All present employees in the unit who are not members of the Union and all employees are hired hereinafter shall become and remain members in good standing of the Union as a condition of employment on and after the 31st day following the effective date of this agreement, or after completion of 31 days of employment. All such employees shall remain members in good standing during the life of this Agreement.

     The above provisions shall be effective where, when and only to the extent that they are consistent with and not in violation of state and federal laws.

     For the purpose of this Article, an employee shall be deemed to be a member of the Union in good standing so long as they tender the periodic dues and initiations fees uniformly required as a condition of acquiring and maintaining membership.

     The Union will indemnify, defend and hold the Employer harmless against all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Employer on account of a payroll deduction of Union dues.

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     ARTICLE 3 - CHECK OFF

     1. The Company will check off monthly dues, assessments and initiation fees each as designated by the International Treasurer of the Union, as membership dues in the Union, on the basis of individually signed check-off authorization cards in forms agreed to by the Company and the Union.

     2. At the time of employment the Company will suggest that each new employee voluntarily executive an authorization for the check-off of the Union dues in the form agreed upon. A copy of such authorization card for the check-off of Union dues shall be forwarded to the Financial Secretary of the Local Union along with the membership application of such employees.

     3. New check-off authorization cards other than those provided for above will be submitted to the Company through the Financial Secretary of the local union at intervals no more frequent than once each month. On or before the last day of each month the Union shall submit to the Company a summary list of cards transmitted in each month.

     4. Deductions on the basis of authorization cards submitted to the Company shall commence with respect to dues for the month in which the Company receives such authorization card or in which such card become effective, whichever is later. Dues for a given month shall be deducted from the fourth payroll period of each month.

     5. In cases of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next pay in which there are sufficient earnings, or a double deduction may be made from the first part of the following month, provided, however, that the accumulation of dues shall be limited to two months. The International Secretary Treasurer of the Union shall be provided with a list of those employee for whom double deduction has been made.

     6. The Union will be notified of the reason for non-transmission of dues in case of inter-plant transfer, layoff, discharge, resignation, leave of absence, sick leave, retirement, death or insufficient earnings.

     7. Unless the Company is otherwise notified, the only Union membership dues to be deducted for payment to the Union from the pay of the employee who has furnished an authorization shall be the monthly Union dues. The Company will deducted initiation fees when notified by notation on the lists referred to in Paragraph 3 of the subsection and assessments as designated by the International Secretary Treasurer. With respect to check-off authorization cards submitted directly to the Company, the Company will deduct initiation fees unless specifically requested not to do so by the International Secretary Treasurer of the Union after such check-off authorization cards have become effective. The International Secretary Treasurer of the Union shall be provided with a list of those employees for whom initiation fees have been deducted under this paragraph.


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     8. The provisions of this section shall be effective in accordance and consistent with applicable provisions of federal law.

     ARTICLE 4 - MANAGEMENT RIGHTS

     1. All management rights, powers, authority, and functions, whether heretofore or hereafter exercised, and regardless of the frequency or infrequency of their exercise, shall remain vested exclusively in the Company. It is expressly recognized that such rights, powers, authority and functions include, but are not limited to, the full and exclusive control, management, and operation of its business; the determination of the scope of its activities, materials to be acquired, products to be produced, the location of such production, and the methods pertaining thereto; the determination of schedules of work, production schedules, and reasonable standards of production; the right to establish or change job classifications and descriptions, subject to the provisions of this Agreement, the right to introduce new or improved procedures, machinery, or facilities; the right to maintain order and efficiency; the determination of the number, size and locations of its plants, and the extent to which and the means and manner by which, its plants or any part thereof shall be operated, relocated or shut down; the right to make and enforce reasonable shop rules; the determination of the number and the assignments of duties and personnel, and the direction of the working force including, but not limited to, hiring, suspending, discharging, laying-off, recalling, promoting, demoting, assigning, or transferring of its employees.

     It is the intention of the Company and the Union that the rights, powers, authority, and functions referred to herein shall remain exclusively vested in the Company, except insofar as specifically surrendered by the express provisions of this Agreement, provided that the exercise of such rights shall not conflict with the provisions of this Agreement.

     2. The Company's operating regulations, basic rules of conduct, and employees' responsibilities and other standards, as revised from time to time, shall be made available to the employees or the Union upon request. Appendix A to this Agreement outlines the Company Rules of Conduct. Employees will be governed by such rules and regulations and all other orders issued by the Company which are not in conflict with an express provision of this Agreement.

     ARTICLE 5 - WAGES

     1. Job Rates: Set forth in Appendix B of this Agreement are the Job Rates for each Labor Group.

     2. Employee Classifications: All non-probationary employees on the active payroll of the Company, shall be classified in accordance with the Schedule of Job Classifications and Groups,

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as set forth in Appendix B of this Agreement, and shall be paid in accordance with the provisions thereof. All new employees shall be classified upon completion of 60 days.

     3. The Company shall have the right to establish new job classifications and to assign appropriate labor grades to such classifications; and when changes in job content warrant, to change the labor group of any existing classification, provided such an action shall not be directed toward changing the labor grade of a job in which no substantial change has occurred.

     When the Company establishes a new job classification or changes the labor group of an existing classification, it shall notify the Union in writing within forty-eight (48) hours after any such action has been taken. Such notification shall state the basis on which the labor group was determined. The Union shall have the right within (5) days of receipt of such notice from the Company to file a grievance beginning at the third step of the grievance procedure. In the event that the Company and the Union are unable to resolve the grievance, it may be appealed to arbitration. The Arbitrator's decision shall be limited to a determination of proper labor grade.

     4. Effective May 12, 2000, each non-probationary employee in the bargaining unit who was on the Company's roster as of midnight, May 11, 2000, shall have his hourly wage rate increased by twenty one ($0.21) cents.

        Effective June 12, 2001, each non-probationary employee in the bargaining unit who is on the Company's roster as of midnight, June 11, 2001, shall have his hourly wage rate increased by twenty two ($0.22) cents.

        Effective June 12, 2002, each non-probationary employee in the bargaining unit who is on the Company's roster as of midnight, June 11, 2002, shall have his hourly wage rate increased by twenty-three ($0.23) cents.

     ARTICLE 6 - PROBATIONARY EMPLOYEES

     No employee shall have seniority rights until they have completed sixty
(60) calendar days of employment with the Company during which time they shall be considered a probationary employee. Upon completion of this period, seniority shall date from the time of the date of hire. Neither the probationary employee or the Union may bring any grievance or arbitration under the provisions of this Agreement concerning the discharge, discipline, demotion, transfer, or work assignment of any probationary employee.

     ARTICLE 7 - HOURS OF WORK

     1. The normal hours of work shall be eight (8) per day and forty (40) per week. The daily

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hours of work shall be consecutive except for such rest period and lunch periods as may be provided in accordance with the practice established in the Company, and as mutually agreed to.

      2.   The normal starting time of various shifts shall be as follows:

                    Day Shift          6:00 a.m. to 8:00 a.m.

                    Swing Shift        3:00 p.m. to 5:00 p.m.

                    Night Shift        11:00 p.m. to 1:00 a.m.

      Any employee who is required to come to work prior to the hours set forth or to remain at work after the hours set forth, as part of his regular shift, shall be paid time and a half their regular rate for the actual hours that they worked prior to or after the regular shift hours set forth above. Any employee who is late punching-in for work will be charged in tenths of an hour.

      3. The normal work week will be the calendar week beginning at 12:01 a.m. Monday.

      4. a. Hours worked in excess of eight (8) in any one day or forty (40) in any one week shall be paid for at the premium rate of one and one-half (1-1/2) times the regular rate, including shift differentials.

           b. The provisions of 4a shall not apply in those instances when a majority of the employees in any department, during peak seasons or seasonal periods, shall agree to work a less than five (5) day week but more than eight
(8) hours on any one day. In such an event, overtime premium rates will be paid only for those hours in that week in excess of forty (40) at one and one-half (1-1/2) times the regular rate.

           c. The provisions of 4a shall not apply in any situation where any individual employee because of absence during any work day that week seeks to and is granted the opportunity to work more than eight (8) hours on any other day during that week. In such an event, overtime will be only be paid at time and a half for any hours worked in excess of forty (40) during that week.

           d. With the exception of 4b and 4c, any employee who is not given the opportunity to receive two (2) consecutive days off each week shall receive time and a half pay for the day they work which causes their failure to receive two (2) consecutive days off.

      5. Hours worked on the seventh (7th) consecutive day which began on the normal work week (refer to Section 3 under this article) shall be paid at the rate of two (2) times the regular rate. Hours worked on the sixth (6th) consecutive day of the normal work week (refer to Section 3 under


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this article) shall be paid at the rate of one and one half (1-1/2) times the regular rate. Saturday and Sunday shall not be overtime days as such.

      6. Time lost by an employee due to their own reasons, shall not be considered as time worked for the purpose of computing overtime pay on the sixth and/or seventh consecutive day. In computing days worked, holidays herein mentioned and absence for the following reason will be considered as days worked and paid for as such: The first day injured while working for the Company.

      7. Employees are expected to work overtime when production requires. Employees will not unreasonably refuse to work overtime but when the facts are known to the Company in advance, employees shall be given notice as follows:
Two (2) hours notice for required daily overtime, two (2) days notice for required weekly overtime. The Company has the discretion of selecting personnel for overtime work in accordance with production requirements. Whenever possible, the Company will distribute overtime among all employees qualified to perform the work in question by rotating employees starting the rotation in order of seniority.

      8. Whenever employees report for work at their regular specified times, or are called in to work by the Company, they shall be guaranteed four (4) hours work or four hours pay at their regular straight time rate of pay, unless they absent themselves from work of their own volition or refuse other work assignment.

      9. The provisions of 4a and 8 shall not apply in any instance wherein, through no fault of the Employer, an emergency situation arises through an Act of God.

      ARTICLE 8 - SHIFT PREMIUM

      All employee who work on the second shift shall receive an additional twenty five cents ($0.25) per hour for all hours worked. All employees who work on the third shift shall receive an additional forty five cents ($0.45) per hour for all hours worked. It is understood that in the event that employees on the First Shift be required to report to work between the hours of 1:00 and 3:00 a.m. they will be entitled to receive the shift premium for the 3rd Shift, and if required to work past 8:00 p.m. they will be entitled to receive the shift premium for the 2nd Shift.

      ARTICLE 9 - PAID REST PERIODS

      The employee shall have a 10 minute rest period in the first half of each work day and a 10 minute rest period in the second half of each work day. The time set aside for the rest period shall be at the sole discretion of the Company and may be changed from time to time.


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     ARTICLE 10 - SENIORITY

     1. Recognition of Seniority: The parties recognize the principal of seniority in promotional opportunities and in employment security. In furtherance of this recognition it is agreed that in the promotion of employees and in the increase or decrease of the working force, will be governed in accordance with the application of seniority as outlined in paragraph 3a, b, c, d, of this Article.

     2. Definition: Seniority shall consist of an Employee's length of continuous service from the employee's date of most recent hire or re-hire, whichever is later, with the plants covered by this Agreement. One seniority list is maintained at the Gardena plant.

     3. Application of Seniority: In all cases of promotion, demotion, reduction, or recall, the following factors shall be considered:

     a. Ability and skill to perform the work in question.

     b. Physical fitness.

     c. Work record.

     d. Seniority (by classification in cases of reductions and increases of work force). When it is determined that factors (a), (b), and (c) above are substantially equal, then length of continuous service shall prevail.

     4. Probationary Employees: New employees of the Company shall be considered probationary employees until they have been in the employ of the Company for sixty (60) consecutive calendar days. Upon the completion of such sixty (60) calendar day period they shall cease to be probationary employees, shall be entered upon the seniority list and shall have seniority from the date of their last hiring by the Company. For the purpose of seniority, employees who are hired on the same calendar day shall establish their seniority dates in order of employee identification number (clock number) assignment. The Company expressly reserves the right to reject any new employee at anytime prior to the completion of his probationary period. There shall be no seniority among probationary employees and there shall be no responsibility for the re-employment or recall of probationary employees who have been discharged or laid off during their probationary period.

     5. Promotions:

     a. When the Company fills job openings by promotion in a production department, the following procedure will be used and employees will be considered in the following manner:

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     1. Job openings will be posted plant-wide and may be bid by any employee who has competed his probationary period. The job opening and successful bidder will be determined by application of the provisions of Section 3 (Application of Seniority) of this Article, with first preference given to bidders within the Department first, then plant where opening exists, and last preference to all other bidders.

     2. If after a reasonable time, not exceeding (60) days worked on the job, a promoted employees fails to perform satisfactorily the duties of the position to which the employee has been promoted, the Company shall exclusive right to remove such employee from such such position and return the employee to the employee's former job classification and shift.

     b. All permanent job openings and newly created jobs which occur within a production department shall be posted for a period of three (3) days excluding Saturdays, and Sundays, and Holidays. Any employee who wishes to apply for such job opening will sign the bid form provided by the Company. All employees will be given full consideration for such jobs in accordance with Section 5(a)1, and (2) above, before the Company seeks applicants to fill such openings from other sources. The name of the successful bidder will be posted throughout the plant. Successful job bidders will not be able to bid for another position until completion of 90 days on the job.

     6. Reduction in the Work Force: When the Company determines a reduction of the working force within a job classification in a department within a plant is necessary, those employees who are effected shall be entitled to displace other employees in accordance with the principal of seniority and the following procedures:

     a. Probationary employees in the job classification in which the reduction occurs will be the first to be laid off.

     b. Then, in the event employees who have established seniority with the Company are to be affected by the reduction, those employees having the least amount of seniority in the affected job classification will be reduced.

     c. Any employee selected for reduction under Paragraph 6(b) above, shall be entitled to displace a least senior employee in the same classification in Gardena provided he or she is qualified to perform the job without training. An employee who is laid off from his/her job classification may bump the least senior employee in a previously held classification if the job is relatively the same as that previously held.

     d. The Union and the employees who will be affected will be notified as far in advance as possible of any curtailment in operations requiring a reduction in the working force.


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        e. Seniority provisions will not apply in cases of temporary layoff.
A temporary layoff is determined as a layoff not exceeding three (3) working days from day of occurrence.

     7. Recall: When the work force is again increased, employees reduced from job classifications will be recalled to their previously held job classifications in order of seniority.

     8. Seniority Lists: The Local Union shall be provided with an up-to-date seniority list upon request, not to exceed 4 times per year.

     9. Shift Preference: It is the intent of the Company to place senior employees within a job classification and department on shifts of their preference; therefor, shift assignments will be made by the Company in accordance with production requirements and as openings occur in the following manner:

        a. Permanent Shift Assignments: When it is necessary to permanently transfer employees between shifts, the Company shall apply the principle of seniority to employees in the same classification and in the same department from which transfers are being made. The following procedure shall apply within the department when openings exist:

     1. Employees who have on file a valid shift transfer request (limited to one request every six months) shall first be transferred in order of seniority.

     2. The Company shall then ask for volunteers who shall be transferred in order of seniority.

     3. If the vacancies cannot be filed in accordance with 1 and 2 above, employee shall then be transferred in accordance with skills and ability to perform the required job.

     10. Transfer Out of the Bargaining Unit: Employees promoted or transferred out of a bargaining unit will retain such seniority as acquired prior to such promotion or transfer.

     11. Department Transfers: Senior employees within a job classification will be given preferential consideration, in accordance with production requirements, for a transfer to other departments by completing a request for department change and filing such request with the Personnel Department. A copy of such request will then be given to the Union.

     12. An employee shall lose all continuous service and departmental seniority if the employee:

         a. Quits.

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         b. Is discharged for just cause.

         c. Is absent for three consecutive working days while regularly employed without notifying the company.

         d. Does not return to work when called while laid off within seventy-two (72) hours of either: a telephone call where contact is made with the employee, or receipt of written notice by certified mail or return to work. It is the responsibility of each employee to keep the Company advised of his correct mailing address at all times.

          e. Overstays a leave of absence or accepts other employment while absent on leave.

          f. While on layoff does not contact the Company at three (3) month intervals.

          g. While on sick leave does not contact the Company at three (3) month intervals.

          h. Layoff or absence for any reason for a period of six (6) months by an employee of less than 1 year of service, eight (8) months by an employee between 1 and 5 years service, or (12) twelve months by an employee of more than 5 years.

     ARTICLE 11 - LEAVES OF ABSENCE

     1. Authorized Leaves of Absence without pay, but with seniority accumulation uninterrupted, will be granted to employees who have established seniority with the Company in accordance with the provisions of this Article.

     2. Medical Leaves.

        a. Non-Occupational Illness or Injury and Maternity Leaves. The Company will grant leave of absence for medical reasons to employees who have six months seniority. Such leaves will be granted for up to a maximum of seven (7) months upon presentation of medial evidence satisfactory to the Company. Where applicable, employees will be entitled to leaves of absence in accordance with the Family and Medical Leave Act of 1993 and the Americans with Disabilities Act of 1990.

        b. Occupational Injury Leaves.

           1. Employees absent because of any industrial injury sustained in the employment of the Company shall accrue continuous service and departmental seniority for up to one (1) year from the last day worked.

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     2. Any employee injured while on duty and leaving work with approval of the Company shall receive full pay for lost time in going to and returning from the doctor on the day they receive such injury, and if instructed by the doctor not to work the remainder of the shift. If a separate person is required for transportation to the clinic, that person would be paid. Company will pay for a maximum of (3) three follow-up visits or a total of six (6) hours where it is a Company approved clinic or doctor and the individual cant' be scheduled through the Company during non-working hours.

        c. Return to Work. Before returning to work from Medical Leaves of Absence, employees must present to the Personnel Department a written statement from their doctor attesting to their fitness to return to work satisfactory to the Company.

     3. Personal Leaves. Employees upon written application may be granted up to thirty (30) calendar days Leave of Absence for personal reasons when, in the judgment of the Company, good and compelling reasons exist and business operations permit. Such leaves may be extended at the option of the Company.

     4. Union Business Leaves.

        a. Upon written request by the International Union, the Company will grant, if operating conditions permit, and reasonable notice has been provided, leaves up to two (2) weeks to the Bargaining Committee Chairman, for the purpose of attending Union district conference of International Union conventions.

         b. Absences from work of all other Bargaining Unit employees who are Local Union Officers, or who are required to perform official Union business will be excused, if operating condition permit, provided request for such absence is received by the Company's Personnel Department as much in advance of such absence as is possible.

     5. Seniority Accumulation. Employees who are granted authorized Leaves of Absence under the provision of this Article shall continue to accumulate seniority while on such leaves and shall be reinstated to the active payroll upon conclusion of their Leaves of Absence in accordance with the provisions of Article 10, Seniority.

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     ARTICLE 12 - SAFETY AND HEALTH

     1. The Company will provide all required safety equipment and personal protective gear to employees as required by departmental operations. Safety shoes will be provided for all individuals assigned to the Casting Department, Shell Department, and Caustic Wash-Out areas. All other employees desiring to purchase safety shoes may do so through payroll deduction. If an individual does not desire to purchase safety shoes, they will be provided with "Clip-On" toes guards a no expense.

     2. The Company reserves the right to implement a Drug and Alcohol testing policy designed to provide a drug free work-place in accordance with Federal Law and Regulations. Employees will be provided with a detailed policy and will be required to comply with the provisions of the same as a condition of employment.

     3. The Company's Drug and Alcohol testing policy will include screening for the use of controlled substances and/or alcohol by testing of blood, urine, and/or other body fluids under the following circumstances:

        a. All applicants for employment will provide urine specimens for laboratory testing at the time of any pre-employment physical examination, or, if no pre-employment physical is required, at a time designated by the Company.

        b. Current employees who are involved in an industrial accident, as defined in the Safety Policy, and who are reasonably suspected of using or being under the influence of controlled substances and/or alcohol, will be required to provide samples of blood, urine, and/or other body fluids for laboratory testing as soon as possible after the accident.

         c. Current employees who are reasonably suspected of using or being under the influence of controlled substances and/or alcohol during working hours will be required to provide samples of blood, urine and/or other body fluids for laboratory testing as soon as possible after the reasonable suspicion arises.

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     ARTICLE 13 - HOLIDAYS

     1. The following holidays will be paid for at the employee's basic straight-time hourly rate of pay (eight hours) when not worked, subject to all of the provisions of this Article:

          New Year's Day           Labor Day            Memorial Day

          Thanksgiving             Good Friday          Christmas Eve

          Independence Day         1 Floating Holiday   Christmas Day

*The Floating Holiday shall be observed in each year on a day selected by the Company. The Company will advise the Union in each year of the selection at least thirty (30) days before the selected day.

     2. It is the intent of this Article to pay holiday pay for time not worked only to employees who have been in the employ of the Company for at least sixty (60) days or more prior to the observed holiday.

     3. To be eligible for holiday pay, when not worked, an employee must have worked the scheduled work day of the plant immediately prior and immediately following such holiday, unless absent as a result of a verified illness or injury that lasts no longer than two (2) calendar weeks, unless such absence is for a good and sufficient reason, acceptable to Management.

     4. Any employee who works on any of the above holidays shall be paid their overtime rate of time and one-half their regular straight-time hourly rate of pay for all work performed on the holiday, plus the eight (8) hours' holiday pay.

     5. Any employee who is scheduled by the Company to performs work on a holiday, who agrees to report, and fails to report, shall not receive pay for the unworked holiday, unless their failure to report is for a reason clearly beyond control of the employee.

     6. Should one of the above-enumerated holidays occur during the regularly scheduled vacation period of an employee, the employee shall receive an extra day's pay computed at the employee's basic hourly rate of pay.

     7. Should one of the above-mentioned holidays occur on a Saturday or on a Sunday, the Company retains the right to observe said holidays on either the Friday immediately preceding the holiday or on the Monday immediately following the holiday, or an additional day's pay (eight hours)


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may be paid to the employee at his basic straight-time hourly rate of pay without specifically observing said holiday.

     8. An employee who is not on the active payroll of the Company (including Leave of Absence or Layoff) at the time the holiday occurs, shall not receive holiday pay for such holiday unless the absence commenced in the calendar week in which the holiday falls.

     ARTICLE 14 - VACATIONS

     1. After completion of six (6) months of full time continuous employment. Employees will earn paid vacation as follows:

     Length of Service                 Vacation Accrual Rate
     -----------------                 ---------------------

  a. Less than six (6) months.         Accrual Rate: -0- hrs. No vacation time
                                       accrues.

  b. More than six (6) months but      Accrual Rate: 0.219 hrs. per day. Equal
     less than one (1) year.           to one week (40 hours) by the end of the
                                       1st year.

  c. More than one (1) year but        Accrual Rate: 0.219 hrs. per day. Equal
     less then seven (7) years.        to two week (80 hours) by the end of each
                                       full year of continuous employment.

  d. More than seven (7) years.        Accrual Rate: 0.329 hrs. per day. Equal
                                       to three week (120 hours) by the end of
                                       each full year of continuous employment.

     2. Employees whose length of service from their hire date, as defined in paragraph 6 of this Article, was greater then seven (7) years as of July 21, 1987, and who have had no break in service since July 21, 1987, as defined in paragraph 6 of this Article, will be eligible to accrue vacation at a rate of
0.438 hours per day, equal to four weeks (160 hours) by the end of each full year of continuous service after 15 years.

     3. Vacation pay will be computed by multiplying each employee's basic straight-time hourly rate by all vacation hours requested. Vacation pay will be paid to the eligible employee on the last regularly scheduled pay period immediately prior to the scheduled vacation.

     4. The Company reserves the right to close the plant for an annual vacation period to permit all eligible employees to take their vacations at the same time. In the event the Company elects to close the plant for vacation purposes, the Company agrees to give the employees at least thirty (30) day written notice in advance of such closing. In the event the Company elects not to close the plant for annual vacation, it is understood and agreed that vacation time off shall, insofar as possible, be granted at the time most desired by the employee; however, final right to allotment of vacation periods is reserved exclusively by management in order to ensure the orderly operation of the plant. Any individual entitled to vacation time may take up to the number of days he/she has accrued. Individuals requesting vacation must do so by completing the necessary form at the Personnel Office not later than two weeks prior to the beginning of the vacation.

     5. Time not worked but paid for, in accordance with this Agreement, shall be included in vacation pay computation.

     6. An employee's period of service shall be determined by the employee's first employment in the Company and shall be presumed to have been continuous unless interrupted by resignation or discharge. In cases of re-employment after an interruption of service continuity, such employee's period of service shall begin as of the date of last re-employment.

     7. In the event it is mutually agreeable to both the employee and the Company, the employee may work their vacation time, providing they receive their vacation pay in addition to regular compensation for time worked.

     8. It is agreed that the intent of this section is to provide full vacation to eligible employees who have earned vacation by consistently working. Accordingly, vacation will not be earned or accrued for the entire period of a personal leave or absence or a non-job related injury or illness disability of more than two (2) weeks. In the case of a job related injury or illness disability, vacation will not be earned or accrued after the fourth
(4th) week of absence. It is understood that an employee who has not been on a leave of absence for a period of more than two (2) weeks is considered to be consistently working.

     9. Notwithstanding the accrual rates set forth in paragraph 1 of this Article, no employee shall accrue more than the number of vacation hours normally accrued during one and a half years. Accordingly, employees will cease to accrue vacation after accrual has reached the maximum accrual as indicated below until such time as he or she is paid for vacation:

          Annual Accrual              Maximum Accrual
          --------------              ---------------
          2 Weeks (80 Hours)          3 Weeks (120 Hours)
          3 Weeks (120 Hours)         4 & 1/2 Weeks (180 Hours)
          4 Weeks (160 Hours)         6 Weeks (240 Hours)

     ARTICLE 15--GROUP HEALTH AND WELFARE INSURANCE

     The Company shall maintain medical and hospitalization insurance benefits for its employees who have completed their probationary period.

     The cost of the insurance to the employee will be as follows:

     Employee only                     0.00

     Employee and Dependents           1/3 of the cost to the company of
                                       dependent coverage. Effective 10/1/99
                                       the cost for dependent coverage is
                                       $16.55 per week.

     It is agreed that in the event that a mandated National Health Insurance Plan is enacted, this article may be open for negotiation upon the written notification by registered mail of one party to the other of the desire to do so.

     The Company shall administer a voluntary dental plan for its employees who have completed their probationary period. Employees will pay the full cost of coverage for themselves and for their dependents through payroll deduction.

     ARTICLE 16--PENSION PLAN

     The Company shall provide a Pension Plan for all eligible employees. Employees who may have earned a greater amount under the old plan will have that greater amount secured. The plan shall provide a monthly benefit after vesting as listed below for each year of accredited service up to 35 years.

     Effective June 12, 2000           $11.00 @ month

     Effective June 12, 2001           $11.20 @ month

     Effective June 12, 2002           $11.40 @ month

     ARTICLE 17--STRIKES AND LOCKOUTS

     1. During the term of this Agreement, neither the Union, its officers, agents, members, nor any employee of the Company, will authorize, instigate, aid, condone, participate in, or engage in a strike, work stoppage, slowdown, boycott, picket line, sympathy strike, or other interruption, or interference of work or any impeding of production or business of the Company, regardless of whether there is a claim by the Union of a breach of this Agreement or of state or federal law by the Company be discharged or otherwise disciplined; provided; in such case the only arbitrable issue will be whether the employee or employees so discharged or disciplined in fact engaged in the prohibitive conduct.

      2. In the event of occurrence of a wildcat or unauthorized strike, the Union shall immediately:

          a.  Notify the employees that such wildcat strike is unauthorized;

          b.  Promptly orders its members to return to work;

          c.  Do whatever it can to prevent or stop such unauthorized acts.

     3. During the term of this Agreement, the Company shall not cause, permit or engage in any lockout of its employees.

     ARTICLE 18 - GRIEVANCE PROCEDURE & ARBITRATION

     The purpose of this Article is to provide an efficient and orderly method for the settlement of disputes between the Company and the Union over the interpretation, meaning, application, compliance or claimed violation of any of the provisions of this Agreement.

     STEP 1: The aggrieved employee within three working days, or when the employee should reasonably have been aware of the event, will orally present the dispute to their immediate supervisor. The employee shall have the right to seek the assistance of a Union committee person. Upon request, an employee shall have the right to have a union committee person present during any investigatory meeting which may lead to discipline.

     STEP 2: If the grievance is not settled in Step 1, the grievance shall be reduced to writing by the employee or the Union within five (5) working days from the time of the occurrence which gave rise to the dispute. The Company's Personnel Manager, a Union Committeeman, the Union's Business Representative/Agent shall meet to resolve the dispute.

     STEP 3: If the grievance is not settled in Step 2 within five (5) working days it shall be referred for settlement meeting to the Company's Personnel Manager, a Union Committeeman who may represent the local union, and the International Representative. The request for a settlement meeting must be made in writing to the Company's Personnel Manager within 5 working days after the receipt of the Company's answer.

     STEP 4: If the grievance has not been mutually resolved in Step 3 it may be appealed to arbitration by written notice by the Union to the Company within five (5) working days following the settlement meeting and the receipt of the Company's answer.

     Time Limitations: The time limitations set forth in this Article are of the essence to this Agreement. No grievance shall be accepted by the Company unless submitted or appealed within the time limits set forth in this Article. If the grievance is not timely submitted at any of the steps above, it shall be waived.

     Arbitration: If the Company or the Union chooses to arbitrate as set forth in this Article, The American Arbitration Association shall be asked to submit a list of at least nine (9) arbitrators from whom the company and the Union will choose to hear the dispute. The function of the Arbitrator shall be of judicial nature and not have the power to add to, ignore or modify any of the terms and conditions of this contract. The decision of the Arbitrator shall not go beyond what is necessary for the interpretation and application of this contract or the obligations of the parties under this contract to the specific grievance under arbitration. No decision shall decide issues not directly involved in the case.

     The Arbitrator's decision shall be binding upon the parties. The parties shall equally divide and pay the fees and expenses of the Arbitrator. Grievances regarding only alleged improper discharge must be filed in writing with the Personnel Manager within five (5) working days after the discharge at which time it shall begin at Step Two (2) of the grievance procedure. Other grievances shall follow the steps outlined above.

     The parties intend that this grievance and arbitration Article shall be the exclusive means by which disputes are resolved in all matters arising out of this Agreement or any matter arising from an employee's employment with the Company including, but not limited to, claims that the employee has been discriminated against on the ground of age, sex, race, religion, national origin, medical condition, handicap, sexual preference or any claim of sexual harassment or any claim under the Americans With Disabilities Act, as long as it does not infringe upon the employee's individual rights.

     ARTICLE 19 - BULLETIN BOARDS

     The Company shall provide space for a bulletin board in each plant for posting of Union notices and general information pertaining to the activities of the Union as are approved by the Company.

     ARTICLE 20 - UNION REPRESENTATIVES

     The authorized representatives of the Union (Local Business Agent and/or United Steelworkers of America Staff Representative) shall have the privilege of appearing upon the Company property during the regular working hours in order to meet with the Company's Director of Personnel in his/her office. The authorized representatives of the Union will be granted access to such other areas of the Company's premises and for such purposes and at such times as the Director of Personnel may approve in advance of such visits. Such access or approval will not be unreasonably denied.

     Except as provided in this Article, non-employee representatives or agents of the Union may not enter upon the Company's premises at any time.

     ARTICLE 21 - UNION COMMITTEE AND STEWARDS

     It is agreed that a committee of six (6) employees shall be selected by the members of the Union and shall be known as the Union Committee or Stewards. Said Committee may meet with the Company at times fixed by mutual interest and to settle differences concerning the meaning, application or interpretation of this Agreement. The Company shall not be required to recognize any employee as Steward unless the Union has informed the Company, in writing of the employee's name, department and designation as a Steward.

     The Committee Chairman at Gardena, may be permitted to visit other departments for the purpose of conducting Union business, providing he receives permission from his supervisor or the supervisor of the department that he visits. Neither the Committee Chair nor any steward may conduct Union business during any employee's working time.

     Except as necessary to attend a grievance step as set forth in Article 18, a Union committee member or steward shall not be compensated by the Company for his Union activities and shall perform such duties during times when he is not scheduled to work for the Company.

     ARTICLE 22 - SEPARABILITY

     Every clause of the Agreement shall be deemed separable from every other clause of the Agreement and in the event that any clause or clauses shall be finally determined to be in violation of any law by judgement or decree of any court of competent jurisdiction then any such clause or clauses only, to the extent only that any may be in violation, shall be deemed unenforceable without impairing the validity and enforceability of the rest of the Agreement.

     ARTICLE 23 - TERMINATION

     This Agreement shall continue in full force and effect until midnight June 11, 2003, and shall thereafter be renewed automatically for further periods of one (1) year each, unless sixty (60) days prior to the expiration dated of this Agreement or any renewal thereof, notice in writing by registered mail is given by either party to the other of a desire to terminate this Agreement, or any renewal thereof, and upon the mailing of such timely notice, this Agreement or any renewal thereof, shall terminate at its expiration date.

     ARTICLE 24 - WAIVER AND ENTIRE AGREEMENT

     The parties acknowledge that during the negotiations resulting in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any and all subjects or matters not removed by law from the area of collective bargaining and that the understandings and agreements arrived at by the parties after exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject or matter referred to or covered in this Agreement even though such subject or matter may not have been within the knowledge or contemplation by either or both of the parties at the time that they negotiated or signed this Agreement. All rights and duties of both parties are specifically expressed in this Agreement and such expression is all-inclusive. Any benefit existing prior to this Agreement is negated unless specifically incorporated into this Agreement. This does not apply to written policies the Company has presently in effect and not in conflict with the collective bargaining agreement.

                              APPENDIX A

                       COMPANY RULES OF CONDUCT

It is essential that all rules of good conduct be observed to maintain good working relations among all. Violations may result in disciplinary action.

     1. Violation of any of the following rules or conduct may result in discharge without prior warning:

        a. Fighting on Company property.

        b. Gambling on Company property.

        c. Immoral or indecent conduct.

        d. Stealing from the Company or fellow employees.

        e. Refusal to carry out work assignments.

        f. Falsification or misuse of Company records.

        G. Knowingly punching the time card of another employee.

        h. Reporting for work under the influence of alcohol or narcotics, or using, possessing or selling intoxicating beverages or illegal narcotics on Company property.

        i. Willful damage to Company property or that of another employee.

        j. Possession of firearms or other harmful weapons on Company property.

        k. Use of abusive language toward fellow employees or supervisors.

        l. Two wage garnishments within a twelve (12) month period.

        m. Deliberate or repeated negligence in reporting production quantities, operation or work performed, and other reports.

        n. Performing personal work during working hours.

     2. Violations of any of the following rules of conduct may result in a written warning, disciplinary layoff, or discharge:

        a. Violations of Safety Rules.

        b. Quitting work early without permission of your supervisor.

        c. Misuse or tampering with fire protection or safety equipment.

        d. Excessive tardiness or absences from work.

        e. Absence from assigned work station without permission.

        f. Failure to punch your time card.

        g. Failure to report to your supervisor any damage you may have caused to Company's or co-workers' property.

        h. Horseplay.

        i. Coercion or intimidation of another employee.

        j. Malicious or idle gossip detrimental to the Company or its employees.

        k. Creating or contributing to unsanitary working conditions.

        l. Unauthorized solicitations for any purpose during working hours on Company property; unauthorized distribution of literature in working hours.

        m. Deliberate ridicule of your fellow employee's race, color, religion and/or disability.

        n. Failure to achieve or sustain minimum quality and quantity standards.

        o. Discarding litter on Company premises or parking lot.

        p. Parking on "reserved" or "no parking" areas; blocking exits, fire hydrants, etc.

        q. Negligence contributing to the damage to tools, equipment, or other property of the Company or fellow employees.

     r. Working another job while employed full time with Coastcast Corp. is prohibited without the express permission of the Company.

     s. Failure to report to supervisor or personnel department on absenteeism or excessive tardiness.

                                   APPENDIX B

SECTION 1 - GROUP AND JOB CLASSIFICATIONS AND STARTING RATES OF PAY:

                                    GROUP I
          Cone Assembler                         Inspector
          Dewax Operator                         Janitor
          Deburrer                               Wax Set Up Person
          Finishing Machine Operator             Wax Base Runner
          Grinder                                Wax Preparer
          Injector                               Wax Painter
          Shell Dipper B

Starting Rate of Pay:  $5.75

                                    GROUP II
          Caustic Wash Out                       Heat Treat Operator
          Knock-Out Operator                     Shell Dipper A
          High Pressure Wash-Out                 Straightener
          Cut-Off Trainee                        Shell Robot Operator
          Forklift Operator                      Truck Driver
          Foundry Helper                         Vacuum Furnace Op Trainee
          Foundry Welder                         Welder

Starting Rate of Pay:  $6.10

                                    GROUP III
          Melter                                 Maintenance Electrician B
          Vacuum Furnace Operator                Maintenance Mechanic B
          Cut-Off Operator

Starting Rate of Pay:  $7.00
                                    GROUP IV
          Maintenance Mechanic A                 Senior Vacuum Furnace Operator
          Maintenance Electrician A

Starting Rate of Pay:  $9.00

Executed by the parties the day and year first above written:

UNITED STEELWORKERS OF AMERICA               COASTCAST CORPORATION
         AFL-CIO/CLC


/s/ George F. Becker                         /s/ K. Michael Wellman
-----------------------------------          -----------------------------------
George F. Becker                             K. Michael Wellman
International President                      Sr. Vice President - Foundries


/s/ Leo W. Gerard                            /s/ Larry Cornelius
-----------------------------------          -----------------------------------
Leo W. Gerard, International                 Larry Cornelius
Secretary/Treasurer                          Vice President - Titanium Casting


/s/ Richard H. Davis                         /s/ Norman Fujitaki
-----------------------------------          -----------------------------------
Richard H. Davis, International              Norman Fujitaki
Vice President, Administration               Chief Financial Officer


/s/ Leon Lynch                               /s/ Roberto Roman
-----------------------------------          -----------------------------------
Leon Lynch, International                    Roberto Roman
Vice President, Human Affairs                Vice President of Human Resources


/s/ Terry L. Bonds
-----------------------------------
Terry L. Bonds
Director, District 12


/s/ Wayne A. Clary
-----------------------------------
Wayne A. Clary
Sub-District Director


/s/ James Janrhett
-----------------------------------
James Janrhett
Business Representative


/s/ Florencio Bermudez
-----------------------------------
Florencio Bermudez, Committee Member


/s/ Javier Vera
-----------------------------------
Javier Vera, Committee Member


/s/ Rafael Macias
-----------------------------------
Rafael Macias, Committee Member


/s/ Teofilo Lopez
-----------------------------------
Teofilo Lopez, Committee Member